EXHIBIT 99.1

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (Investors)	Kathryn Morris (Media)
Chief Financial Officer	Stern Investor Relations, Inc.	KMorrisPR
(678) 746-1136	(212) 362-1200	(845) 635-9828
rplumb@inhibitex.com	lilian@sternir.com	kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX APPOINTS SAM MICHINI
AS VICE PRESIDENT OF SALES AND MARKETING

ATLANTA, Georgia – June 20, 2005 – Inhibitex, Inc. (Nasdaq: INHX) today announced that Sam Michini has joined the Company in the capacity of Vice President of Sales and Marketing.

Mr. Michini joins Inhibitex from Akzo Nobel, Organon Pharmaceuticals where he spent the last seven years in various executive sales and marketing positions, the most recent of which was as Vice President of Marketing. In this role, Mr. Michini led a team of 120 sales and marketing professionals responsible for the strategic marketing, launch and national account sales of all Organon products in the United States. Prior to Akzo Nobel, Organon Pharmaceuticals, Mr. Michini spent 13 years with Knoll Pharmaceutical Company in several senior sales, marketing and product management roles focused largely on hospital-based products and institutional sales.

“We are very fortunate to attract an individual with Sam’s capabilities in building effective marketing and sales teams,” stated Dr. Johnston, president and chief executive officer of Inhibitex. “He brings to us a deep understanding of all facets of selling and marketing pharmaceutical products to large institutions, including hospitals, buying groups and state governments. Further, he has significant experience managing the specific needs of newly approved products. Over the past seven years Sam has directed the launch of nine pharmaceutical products, including Remeron®/RemeronSolTab® and Follistim®. We look forward to initiating our commercialization efforts under his guidance.”

“The Inhibitex pipeline represents an innovative approach to improve upon the treatment of serious and life threatening infections, and I am excited to have the opportunity to lead the effort to bring these novel product candidates to the marketplace,” stated Mr. Michini.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate, which is currently being evaluated in a Phase III clinical trial, and Aurexis, which is being evaluated in several Phase I & II clinical trials. The Company has retained all world-wide rights to Veronate and Aurexis, both of which have been granted Fast Track designation by the FDA. The Company’s preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.

Inhibitex®, MSCRAMM®, Veronate® and Aurexis ® are registered trademarks of Inhibitex, Inc.

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